Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Edward Gallup
770-441-2051

Immucor, Inc. Announces Appointment of Chief Financial Officer

NORCROSS, GA. (December 19, 2005) — Immucor, Inc. (Nasdaq/NM: BLUD), a global leader in providing automated instrument-reagent systems to the blood transfusion industry, announced today the promotion of Patrick  D. Waddy to the position of Chief Financial Officer.  He has served as Interim Chief Financial Officer since August 24, 2005.  Mr. Waddy joined Immucor, Inc. December 11, 1996 as a result of the Company’s acquisition of Dominion Biologicals Ltd. in Dartmouth, Nova Scotia.  Mr. Waddy joined Dominion Biologicals Ltd. in 1988 as Director of Finance. Over the past nine years he has held the positions of President of Dominion Biologicals Ltd., European Finance Director, and Vice President of Finance, Immucor, Inc.  Mr. Waddy is a Chartered Accountant and has an M.B.A. in Finance. He began his career in public accounting in 1981.

Commenting on this decision, Edward L. Gallup, Chairman and CEO of Immucor, stated, “The Company and its audit committee interviewed several very well qualified candidates and unanimously agreed that Mr. Waddy is the very best individual for the position.  He has done an outstanding job as Interim Chief Financial Officer and all of us at Immucor look forward to continuing to work with him in the future.”

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion.  Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future.  Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning.  Further risks are detailed in Immucor’s filings with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on any forward-looking statements.  Immucor assumes no obligation to update any forward-looking statements.